DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT ("Agreement") is made and effective the date of the last acceptance signature below (the "Effective Date"), by and between POLYMATION LLC, a California limited liability company ("Polymation") whose principle place of business is 3533 Old Conjeo Road, #106-A, Newbury Park, CA 91320, and D&C DISTRIBUTORS, LLC, a California limited liability company, whose business address is 912 Maertin Lane, Fullerton, CA, ("Distributor"). Both Polymation and Distributor may be referred to herein singularly as "Party" and collectively as "Parties".

WHEREAS, Polymation is the sole true owner of all proprietary and intellectual properties pertaining to a plastic packaging container described under U.S. Patent Application Number 20120097774, Serial No. 280795, filed October 25th, 2011, a photo and diagram of which is attached hereto as Exhibit 1 and incorporated herein by this reference ("the Product"), and all marks, trademarks, service marks and copyrights pertaining to the Product, including the mark "MEDTAINER", under U.S. Serial Number 85822319 at the United States Patent and Trademark Office.

WHEREAS, Polymation manufactures the Product for the intended purpose of selling the Product in bulk and wholesale to qualified and lawful resellers throughout the jurisdictions and states of the United States and other countries where such product is legal.

WHEREAS, Distributor is in business for the purpose of distributing and reselling products, such as the Product, to qualified customers throughout the United States and other countries where such products are legal ("Customers").

WHEREAS, Distributor desires to acquire a distributorship agreement from Polymation for the right to purchase, distribute and resell the Product to its Customers.

WHEREAS, Polymation desires to grant a distributorship to Distributor to purchase, distribute and resell the Product to its Customers, subject to the covenants, restrictions and terms contained in this Agreement.

WHEREAS, Distributor desires to include Polymation as a shareholder in its future corporation engaged in sales and marketing activities of the Product.NOW THEREFORE, for the mutual exchange of fair and valuable consideration, including the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, agree to the following:

1. Grant of Distributorship: Polymation hereby grants to Distributor an exclusive right to purchase the Product, and to promote, advertise, market, distribute and resell the Product to its Customers, pursuant to the terms of this Agreement ("Distributorship"). This grant of distributorship is personal to Distributor and is not assignable or transferrable, except for any transfer to a corporate entity affiliated with Distributor, or Distributor's principals, incident and necessary to a public stock offering. Any other attempted assignment or transfer of the Distributorship without prior written approval of Polymation shall be void and a material breach of this Agreement.

During the term of the Distributorship and as long as Distributor is not in material breach of this Agreement, Polymation will cease and desist from selling the Product for its own account. Distributor, or its authorized assignee as mentioned herein, shall be the exclusive distributor for sales and marketing of the Product upon execution of this Agreement, during the term hereof.

2.       Grant of License: Polymation also hereby grants an exclusive license to Distributor to use the name "MEDTAINER" (or any other Trademarks used by Polymation pertaining to the Product) on all promotional materials, including any digital and electronic websites, used in connection with the marketing, advertising, distribution and sale of the Product. ["Trademark" means all trademarks, service marks, logotypes, commercial symbols, insignias, and designs pertaining thereto, including, but not limited to, the trademark [TM] and the logotype associated therewith, now owned by Polymation or to be acquired, as may be amended, modified, revised, or improved hereafter that are associated and identified with the manufacture and sale of the Product.] Polymation shall imprint identification of its patent and trademark registration on the Product. This license shall automatically terminate upon the termination or expiration of the Distributorship granted under this Agreement

3.       Geographic Area of Distributorship. Distributor shall have the right to sell the Product worldwide, subject to the terms and conditions contained in this Agreement.

4.       Term of Distributorship. The Distributorship shall commence on the Effective Date and continue for a period of ten (10) years ("Term"), after which the Distributorship shall automatically expire, unless extended according to the provisions stated herein below.

5.       Extension of Term. The Term may be extended annually for an additional ten (10) years by the mutual written agreement of the Parties. The Parties agree to exercise good faith and reasonable efforts to meet and discuss extension of the Term, beginning no later than one hundred eighty (180) days before the expiration of the Term.

6.       No Partnership. The Distributorship granted herein shall not be construed as and does not create any partnership, joint venture, agency or employee/employer relationship. It is understood that no Party has any right to or authority to assume, bind or create any obligations of any kind or to make any representations or warranty on behalf of the other Party, whether express or implied.

7.       Limitations on Distributorship. The Distributorship only grants Distributor the right to promote, advertise, market, distribute and sell the Product where such activity is allowed and legal in the jurisdiction where such activity occurs. In the event Distributor is involved in any prohibited or illegal activities involving the Product in any given jurisdiction, Polymation may, in its sole discretion, stop and discontinue any shipment of Product into such jurisdiction, or intended to be sold or distributed in the jurisdiction, until such time as Polymation determines to reinstate shipments of Product to the jurisdiction.

8.       Indemnification. Distributor shall defend, indemnify and hold Polymation harmless from any and all complaints, orders, actions, causes of action, damages, losses, obligations, liabilities, penalties, fines, costs and attorney fees arising from or related to any activities, actions, omissions and errors of Distributor, directly or indirectly.

9.       Minimum Purchase Volume. Distributor shall purchase no less than 30,000 units of the Product ("Units") per month. Any new product(s) later developed will be subject to a separate purchase volume agreement to be determined. The minimum purchase volume shall increase 10% on every annual anniversary of the Effective Date of the Agreement.

10.       Pricing. Polymation shall set the price of the Units to be charged to Distributor ("Wholesale Price") according to a price schedule attached as Schedule 1. Distributor is free to set any price it chooses for resale of the Units to its Customers. If commercially necessary, Polymation may increase the Wholesale Price attributable to and commensurate with any increase in Polymation's electric utility, rent and/or resin cost. In the event of such a price increase, Polymation shall give Distributor sixty (60) days written notice and supporting documentation of the price increase.

11.       Shipping. Polymation shall deliver all orders of Units to Distributor's carrier of choice, F.O.B. Polymation's facility in Newbury Park. Distributor shall be responsible for all shipping costs and insurance. Polymation shall not be responsible for any loss occurring after delivery of the Units to Distributor's carrier.

12.       Fulfillment. Polymation's delivery of Units, plus or minus 5% of the quantities ordered by Distributor, shall constitute fulfillment of the order. Distributor shall be obligated to pay only for the Units delivered. Delivery dates of Units may vary due to availability of manufacturing materials (resin). Polymation is not responsible for delays in delivery of Units caused by unavailability of resin. Polymation will use its best efforts to meet delivery dates in general, however, in the event a delivery date cannot be met, Polymation is not liable for missed schedules, sales, or commitments, made by Distributor, or any resulting actions, claims or damages.

13.       Inspection, rejection, repair and replacement of defective products. Distributor shall have five (5) days to inspect Units after delivery for compliance with Purchase Orders, and shall have ten (10) days to return any defective or non-conforming Units. Polymation shall have thirty (30) days to repair or replace any defective Units. Polymation shall replace or repair any defective Units returned by Distributor, without charge.

14.       Payment. Invoices shall be paid within 15 days of shipping. Polymation reserves the right to withhold production and shipping of any orders if Distributor's account balances due exceeds $7,000.00.

15.       Default. Except as otherwise provided for herein, in the event Distributor fails or refuses to comply with or perform any covenant, condition or term of this Agreement, Polymation, may in its reasonable judgment deem such failure or refusal a material breach of this Agreement, and in that event, Polymation shall give Distributor sixty (60)

days written notice, by U.S. Mail, 1st Class, postage prepaid, to cure the default. If the default is not cured within 60 days of the notice mailing date, Polymation may terminate the Distributorship with no further notice.

16.       Changes to Products. Polymation reserves the right to change or modify the Product design and materials, if in its judgment such change or modification is reasonably necessary to continue to produce the Product. Polymation will give ninety (90) days prior written notice of its intent to change or modify the Product, or manufacture new products similar to the Product. Any changed or modified Product, or similar new product, shall be incorporated into this Agreement. Pricing for any new product shall be determined prior to production and included in the Notice.

17.       Representation and Warranty by Polymation. Polymation hereby represents and warrants that it is the sole true owner of any and all patents, trademarks and trade names relating to the Product and has not assigned or granted rights to any other party to market, sell, produce or distribute the product.

18.       Right of First Refusal. In the event Polymation enters into an agreement to sell its business at any time within the Term, or any extension thereof, Distributor shall have the Right of First Refusal ("the Right") to purchase Polymation at the same price and terms offered by a bona fide, arms length, third party buyer, less a 50% discount on the sales price offered by the third party buyer. Upon entering into such third party sales agreement, Polymation shall give Notice and provide Distributor copies of the purchase offer documents. Distributor shall have thirty (30) days thereafter to exercise the Right by opening an escrow, executing escrow instructions containing the same terms (less 50% discount on sale price) and initial deposit money funds equal to the third party offer. Distributor's failure to exercise the Right as aforementioned shall conclusively be deemed Distributor's full waiver of the Right, and Polymation shall be free to proceed with the third party sale with no further obligation to Distributor.

19.    Shares in New Corporation. In the event Distributor, or its successor, assignee or affiliate, forms or acquires a corporation for the purpose of sales and marketing of the Product, Distributor shall cause the new corporation to issue to Mark Hainbach an amount of preferred and voting shares of stock in the corporation equal to one percent (1%) of the total shares of authorized stock. Such shares of stock shall be issued concurrently with the first shares issued to any other person or entity. In addition, Mark Hainbach shall be elected a director of the new corporation. The stock certificates issued to Mark Hainbach shall bear a legend stating that the shares are restricted from transfer for a period of five (5) years from the date of this Agreement, or upon Distributor's uncured default and forfeiture of this Agreement, whichever first occurs. In the event Polymation is in material breach of this Agreement, and fails to cure such breach after sixty (60) days written notice from Distributor, Mark Hainbach shall surrender all such shares to the new corporation without compensation.

20.       Force Majeure. Neither Party shall be considered in breach of this Agreement to the extent that their performance is prevented by an event of force majeure that occurs on or after the Effective Date. An event of force majeure shall include, but not be limited to, an Act of God, substantial and sustained power or utility outages, war, acts of terrorism or other similar hostilities.

21.       Notice. Any Notice to be given to any party in this agreement shall be given by First Class Mail, Postage Prepaid as follows:

If to Polymation: Polymation, LLC

Attention : Mark Hainbach

3533 Old Conjeo Road, #106-A,
Newbury Park, CA 91320,

If to Distributor: D&C Distributors, LLC

Attention: Curt Fairbrother
912 Maertin Lane

Fullerton, CA 92831

22.      Choice of Law and Venue. California law shall govern the interpretation and enforcement of this Agreement notwithstanding any conflict of laws statutes. The proper venue for any legal actions pertaining to this Agreement shall be the County of Ventura, State of California.

23.       Attorney Fees. In the event any Party initiates any action or arbitration to enforce the terms of this Agreement, or for actions in tort or contract, or collect any money due under the terms of this Agreement, the prevailing party in such action shall be entitled to its reasonable attorney fees and costs, including costs of collection, incurred by that Party in connection with such action.

24.       Headings. The headings used herein are for convenience only and are not intended to have any independent legal significance.

25.       Entire Agreement. This Agreement contains the entire agreement between the Parties. All agreements, representations and promises of any Party made to the other Party are incorporated herein. This Agreement may not be changed or modified in any way, except for Polymation's decisions under Section 17 above, without the express written and mutual agreement of the Parties.

26.       Assignment of Trademark. This Agreement, and Polymation's obligations hereunder, is contingent upon Distributor assigning all of its rights to the Medtainer trademark application now pending under U.S.P.T.O. Serial Number 85822319 to Polymation, and duly filing a proper Trademark Assignment Agreement with the U.S.P.T.O. by August 13, 2013. If Distributor fails to file the assignment by August 13, 2013, this Agreement, and all rights herein, shall be automatically revoked and void.

WITNESSED, ACKNOWLEDGED AND AGREED:

DISTRIBUTOR:

D&C Distributors, LLC

/s/ Curt Fairbrother Date: 08/13/13

Curt Fairbrother, Manager

/s/ Douglas Heldoorn Date: 08/13/13

Douglas Heldoorn, Manager

POLYMATION LLC:

/s/ Mark Hainbach Date: 08/13/13

Mark Hainbach, Manager